Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SEPARATION AND RELEASE AGREEMENT

BETWEEN :	RGA LIFE REINSURANCE COMPANY OF CANADA having a place of business at 1981 McGill College Ave, 13th floor, Montréal (Québec) H3A 3A8;

(hereinafter, the “Company”)

AND:

ALAIN NEEMEH, domiciled and residing at [***];

(hereinafter, “Mr. Neemeh”)

AND INTERVENING:	REINSURANCE GROUP OF AMERICA, INCORPORATED, having a place of business at 16600 Swingley Ridge Road Chesterfield, Missouri 63017

(hereinafter, the “Intervenor”)

WHEREAS Mr. Neemeh was employed by the Company and held the position of Senior Executive Vice-President, Chief Operating Officer;

WHEREAS Mr. Neemeh was advised of the termination of his employment on September 23, 2021, and his termination was effective on that day;

WHEREAS by the present, the parties wish to specify the terms and conditions of Mr. Neemeh’s termination of employment;

WHEREAS the parties have mutually agreed to sign this Separation and Release Agreement (hereinafter, the “Agreement”) without any admission of liability whatsoever;

WHEREAS by the present, Mr. Neemeh wishes to fully release and discharge the Company;

WHEREAS by the present, the Intervenor is intervening in this Agreement for the purposes of Sections 6 and 16;

WHEREAS it is in the essence of this Agreement that all of the negotiations and discussions which have led to this Agreement, remain strictly confidential;

NOW, THEREFORE, in consideration of the foregoing, the parties have agreed on the following:

1.	The preamble forms an integral part of this Agreement.

2.

For the purpose of the release and discharge provisions contained in this Agreement, the term “Company” includes RGA Life Reinsurance Company of Canada, its parent, predecessors, successors, affiliates, groups, divisions or related entities, and each of their shareholders and their affiliates, partners, directors, associates, fiduciaries, administrators, officers, employees and other representatives. This Agreement benefits each of these persons and/or entities.

3.

Mr. Neemeh agrees and understands that he was advised of the termination of his employment on September 23, 2021 and that the termination of his employment was effective on that day (the ”Termination Date”).

4.

In consideration of the execution of this Agreement, Mr. Neemeh undertakes to deliver appropriate resignation from all offices and/or directorship positions within the Company and/or its affiliates, subsidiaries, or related entities (the “Company Group”) as well as transfer all signing authorities to any person designated by the Board of Directors of the Company.

5.

In consideration of the execution of this Agreement, the Company undertakes to provide Mr. Neemeh with the following payments, in complete and final settlement of all claims related to his employment with the Company and the termination thereof:

(a)

continued payment of Mr. Neemeh’s annual base salary (namely, $645,000 annually) for a period of 24 months following the Termination Date (the “Salary Continuance Period”), payable in accordance with the Company’s usual payroll practices less applicable deductions and withholdings (“Salary Continuance Payment”); it being understood that in the event that Mr. Neemeh commences alternate employment or engages in self-employment or consulting services (collectively the “Alternate Services”) during the Salary Continuance Period which is not in breach of the non-competition covenant provided herein at Section 16, the remainder of the Salary Continuance Payments owing to Mr. Neemeh will be reduced by any income generated above $500,000 in respect of each 12-month period commencing on the Termination Date, namely from September 23, 2021 to September 22, 2022 and September 23, 2022 to September 22, 2023 (the “Alternate Services Date”).

For greater clarity, in the event that Mr. Neemeh commences Alternate Services during the Salary Continuance Period in breach of the non-competition covenant provided herein at Section 16, all Salary Continuance Payments shall cease immediately.

Mr. Neemeh hereby agrees to provide the Company with written notice, on or before the first of each month during the Salary Continuance Period, confirming the amount of any income earned in the previous month from Alternate Services and indicating whether he will be generating income from Alternate Services during the following month, together with the details of said income, as the case may be.

Subject to the foregoing, it is understood and agreed between the parties, that the income generated from Alternate Services in respect of the Salary Continuance Period, includes all amounts earned by Mr. Neemeh in connection with said services, whether the amounts are payable immediately or deferred to a later date, including during the Salary Continuance Period or following the expiry of said period.

(b)

payment in lieu of bonus under the Reinsurance Group of America, Incorporated Annual Bonus plan adopted February 20, 2020 (the “Bonus Plan”) during the Salary Continuance Period, subject to the below, and payable as follows:

(i)	$774,000, less applicable deductions and withholdings, representing a bonus payment at target for the 2021 performance year, payable on or before March 31, 2022.

(ii)	$774,000, less applicable deductions and withholdings, representing a bonus payment at target for the 2022 performance year, payable on or before March 31, 2023.

(iii)	$580,500, less applicable deductions and withholdings, representing a bonus payment at target for 9 months of the 2023 performance year, payable on or before October 31, 2023.

(Collectively referred to as the “Bonus Payments”)

The parties hereby agree that should Mr. Neemeh commence Alternate Services which are not in breach of the non-competition covenant provided herein at Section 16 at any time prior to the end of the Salary Continuance Period, the remainder of the Bonus Payments owing to Mr. Neemeh will be reduced by any amounts which remain deductible under Section 5(a), as the case may be, after having made all possible deductions from the Salary Continuance Payments. For greater clarity, in the event that Mr. Neemeh commences Alternate Services during the Salary Continuance Period in breach of the non-competition covenant provided herein at Section 16, all unpaid Bonus Payments shall be forfeited.

6.

In consideration of the execution of this Agreement, the Intervenor hereby agrees to deem the termination of Mr. Neemeh’s employment as a “Retirement” (as defined below) and allow all vested and unvested equity awards granted to Mr. Neemeh under the Reinsurance Group of America, Incorporated Flexible Stock Plan as amended and restated effective May 23, 2017, and the related annual award agreements (“Equity Plan Documents”) to continue vesting (if applicable) and remain exercisable, as the case may be, in accordance with the terms applicable in the case of a “Retirement” (as defined in the Equity Plan Documents) subject to their expiration date as well as other terms and conditions contained in the Equity Plan Documents. For greater clarity, for the purposes of Mr. Neemeh’s entitlements under the Equity Plan Documents following the Termination Date, Mr. Neemeh’s termination of employment will be deemed to be a

“Retirement” which will occur on Mr. Neemeh’s 55th birthday on [***], 2022, if, and only if, Mr. Neemeh has not commenced Alternate Services and generated income above $500,000 on or before [***], 2022. For greater certainty, no additional awards will be granted to Mr. Neemeh on or after the Termination Date. Mr. Neemeh hereby agrees to execute any and all documents necessary under the Equity Plan Documents, or as requested by the Intervenor, in connection with his entitlements hereunder.

7.

In consideration of the execution of this Agreement, subject to the terms and conditions contained in the Company’s Canadian Supplemental Executive Retirement Plan for Executive Employees of RGA in Canada (“SERP”) and the Pension Plan for Employees of RGA Life Reinsurance Company of Canada (the “RPP”), Mr. Neemeh will remain eligible to continue to accrue Credited Service (as defined in the SERP) in the SERP and continue to contribute to the RRP during the Salary Continuance Period until the earliest to occur of (i) the end date of the Salary Continuance Period; (ii) the Alternate Services Date; (iii) the date continued accrual and/or continued contributions, as applicable, is required to cease under the Income Tax Act (Canada); or (iv) the date Mr. Neemeh elects to terminate membership in the RPP and SERP and commence an immediate or deferred pension (or otherwise transfer any accrued entitlement, to the extent permitted by the SERP or the RPP). Further, it is hereby agreed and understood that (A) Mr. Neemeh shall receive no compensation in lieu of any forgone Credited Service or contributions in the event that any of the dates referred to in the previous clauses (ii) through (iv) inclusive occur prior to the end date of the Salary Continuance Period; and (B) all continued member contributions to the RPP contemplated hereunder shall be deducted from the Salary Continuance Payment and remitted by the Company to Mr. Neemeh’s RPP account.

8.

In consideration of the execution of this Agreement, the Company shall continue Mr. Neemeh’s group insurance benefits coverage (excluding group and supplemental disability coverage which ceased on the Termination Date) until the earlier of the following dates, subject to the terms and conditions of the Company’s group insurance plan and the approval of the insurance carrier:

(a)	September 23, 2023, or

(b)

the date on which Mr. Neemeh commences Alternate Services with comparable group insurance benefits coverage; it being understood that in the event that Mr. Neemeh commences Alternate Services during the Salary Continuance Period in breach of the non-competition covenant provided herein at Section 16, all group insurance benefits coverage shall cease effective immediately on the Alternate Services Date.

9.

In consideration of the execution of this Agreement, the Company shall continue to provide tax preparation services to Mr. Neemeh consistent with the Company’s past practices, until the earlier of the following dates:

(a)	tax returns for the year ending December 31, 2024, or

(b)

immediately on the Alternate Services Date in the event that Mr. Neemeh commences Alternate Services during the Salary Continuance Period in breach of the non-competition covenant provided herein at Section 16.

10.

Unless otherwise stipulated herein, Mr. Neemeh’s participation in all other Company Group benefits and other plans will cease automatically on the Termination Date without any further notice, or payment whatsoever.

11.	In consideration of the execution of this Agreement, the Company shall also provide Mr. Neemeh with the following:

(a)

The Company agrees to pay the cost of Mr. Neemeh’s legal fees incurred in connection with the termination of his employment, up to $10,000, payable directly to IMK s.e.n.c.r.l./LLP within thirty (30) days following a receipt of their invoice; and

(b)

The Company will continue Mr. Neemeh’s participation in the Telus Health plan (formerly Medisys) for 2022 consistent with what shall be provided to other VP+ in Canada, so long as Mr. Neemeh does not commence Alternate Services in breach of the non-competition covenant provided herein at Section 16.

12.

In any case, the Company shall pay to Mr. Neemeh all accrued and unpaid vacation pay owing as at the Termination Date, less applicable deductions and withholdings, payable in accordance with the Company’s normal payroll practices following the Termination Date.

13.

Mr. Neemeh recognizes that the amounts and benefits to be remitted to him by the Company pursuant to this Agreement, include all amounts for salary, fees, bonus (including pursuant to the Bonus Plan), business expenses, vacation, benefits, pension plans (including pursuant to the SERP and RPP), short-term and long-term incentive plans (including pursuant to the Equity Plan Documents), notice, payment in lieu of notice of termination, payment in lieu of a reasonable notice of termination and all vacation pay related hereto, termination pay, interest, as well as any other amounts to which he may be entitled by virtue of his employment with the Company or the termination thereof, pursuant to the Act respecting Labour Standards (Quebec), the Civil Code of Quebec or any other applicable law, agreement or policy.

14.

Mr. Neemeh, on behalf of himself, his descendants, dependants, executors, administrators and successors agrees and, by this Agreement, releases the Company from any and all claims, demands, actions, causes of action of any nature whatsoever, past, present or future, relating, directly or indirectly, to his employment with the Company or the termination thereof, including, without limiting the generality of the foregoing:

(a)	claims or complaints for wrongful dismissal, wages, reasonable termination pay and benefits or breach of contract; or

(b)

claims or complaints under the Act respecting Labour Standards, the Civil Code of Quebec, the Quebec Act respecting Industrial Accidents and Occupational Diseases, the Quebec Charter of Human Rights and Freedoms, or any other applicable legislation.

15.

Mr. Neemeh represents and warrants that he has not filed and will not file any claims, actions or charges, of any kind against the Company Group related to his employment or the termination thereof with any provincial or federal entity, court or tribunal. Mr. Neemeh also represents and warrants that he has no knowledge or reason to believe that anyone else has filed or has the intention in the future to file such a claim, action or charge on his behalf. Mr. Neemeh hereby expressly renounces, without limitation, to being reinstated in any position or title with the Company Group.

16.	In consideration of the amounts and benefits provided hereunder, Mr. Neemeh expressly covenants and agrees to the following:

(a)

Mr. Neemeh will not, without the prior written consent of the Company, for a period of twenty-four (24) months following the Termination Date in all or any part of the provinces of Ontario and Quebec (the “Territory”)either individually or in partnership or jointly or in conjunction with any person, in any capacity whatsoever, carry on, be employed by, be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his name or any part of his name to be used by any person engaged in, any business offering products and/or services that are substantially similar to, or competitive with, the Products and/or Services offered by the Company Group,

For purposes of this Section 16(a) the expression “Products and/or Services” shall mean the activities of the Company Group, namely life and health reinsurance, living benefits reinsurance, group reinsurance, reinsurance capital and financial solutions, reinsurance underwriting, and reinsurance product development and pricing.

(b)

Mr. Neemeh will not, for a period of twenty-four (24) months following the Termination Date, either individually or in partnership or jointly or in conjunction with any person in any capacity whatsoever:

(i)

solicit a Customer of the Company Group or promote such solicitation by a third party for any purpose which is in competition, in whole or in part, with the Products and/or Services offered by the Company Group, in all or part of the Territory;

(ii)

interfere or attempt to interfere with the Products and/or Services offered by the Company Group or persuade or attempt to persuade any Customer to cease or to adversely modify its relationship with the Company Group.

For purposes of this Section 16(b), the expression “Customer” shall mean any person who, to the knowledge of Mr. Neemeh, has purchased, directly or indirectly, products or services sold or distributed by the Company Group in connection with the Products and/or Services offered by the Company Group within twenty-four (24) months preceding the Termination Date

(c)

Mr. Neemeh will not, for a period of twenty-four (24) months following the Termination Date, either individually or in partnership or jointly or in conjunction with any person, solicit, employ, hire or engage any employee, consultant, contractor or service provider who, to the knowledge of Mr. Neemeh, is employed by the Company Group or who offers its services to the Company Group or who, to the knowledge of Mr. Neemeh, was employed by the Company Group or who had offered its services to the Company Group in the 12 month-period preceding the Termination Date.

(d)

Moreover, Mr. Neemeh hereby agrees that he will continue to abide by his legal obligations towards the Company Group, which include, without limitation, his duty of loyalty and his duty to not use or disclose confidential information pertaining to the Company Group.

(e)

Mr. Neemeh acknowledges that the restrictions contained in this Section 16 in view of the nature of the business in which the Company Group is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company Group and that any violation thereof would result in irreparable injuries to the Company Group and that damages alone would be an inadequate remedy for any violation of the aforementioned Section. Mr. Neemeh further acknowledges that in the event of a violation of any of these restrictions, the Company Group shall be entitled to obtain from any Court of competent jurisdiction temporary, interlocutory and permanent injunctive relief which rights shall be cumulative and in addition to any other rights or remedies to which the Company Group may be entitled.

17.

Mr. Neemeh represents and warrants that he shall not at any time, directly or indirectly, use, communicate, divulge, sell, transfer, circulate or otherwise distribute to any person or otherwise disclose to the public any information relating to the Products and/or Services, the affairs of the Company Group or relating to any trade secrets or confidential information pertaining to the Company Group acquired during the course of his employment.

18.

Mr. Neemeh further agrees that he shall not, at any time, make any disparaging or critical comments about the Company Group or its services, products, employees, directors, shareholders or business relationships. Mr. Neemeh agrees to not make any written or oral declaration, press release, or other public announcement (including, without limitation, any electronic communication made on the Internet, on social media platforms, in blogs, wiki or otherwise) relating to his employment with the Company, the Company Group and/or any persons associated therewith, and any of their respective clients or personnel, which would embarrass or criticize them.

19.

Mr. Neemeh hereby represents and warrants that he has returned or shall return, as mutually agreed between the parties, all of the Company’s property in his possession or under his control, including any reproduction thereof, with the exception of the laptop, IPAD and iPhone which the Company has agreed to gift to Mr. Neemeh, conditional that all confidential information pertaining to the Company has been removed from such devices.

20.

Mr. Neemeh understands, agrees and acknowledges that all the negotiations and discussions which have led to this Agreement are of the essence to this Agreement and are never to be disclosed, used, divulged, circulated or otherwise distributed to any person, except to Mr. Neemeh’s spouse, legal and financial advisors, provided that any such persons are informed of this paragraph and agree to be bound by it, or as otherwise required by law.

21.

Mr. Neemeh understands, agrees and acknowledges that all amounts payable to him hereunder are subject to any and all applicable federal, provincial, territorial, local and foreign taxes, and the Company shall, and shall be entitled to, deduct from any such amounts any and all withholdings in respect of income tax, social security (including Canada Pension Plan, Quebec Pension Plan, Employment Insurance and Quebec Parental Insurance Plan) and other remittances, contributions and premiums. The amount and extent of such withholdings shall be as required by applicable laws, including any applicable laws relating to garnishment, and shall be fully and conclusively determined by the Company, in its sole discretion.

22.	Any notice required by this Agreement shall be deemed sufficient if delivered or sent by registered mail, courier or email. Notices shall be addressed to the parties as follows:

(a)	If to Mr. Neemeh:

(i)	Address: [***]

(ii)	Email: [***]

23.	If to the Company:

(i)	Attention: Mai Khoi Lam, Chief Legal Counsel Canada, RGA Life Reinsurance Company of Canada

(ii)	Address: 1981 McGill College Ave, 13th floor, Montréal (Québec) H3A 3A8

(iii)	Email: [***]

with a copy to:

(i)	Attention: William L. Hutton, Executive Vice President, General Counsel and Secretary, Reinsurance Group of America, Incorporated.

(ii)	Address: 16600 Swingley Ridge Road, Chesterfield, Missouri, 63017

(iii)	Email: [***]

24.

Mr. Neemeh agrees that he has been afforded a reasonable opportunity to consider the meaning and effects of this Agreement and fully understands the nature and consequences of this Agreement and acknowledges that he has been afforded an opportunity to obtain independent legal advice with respect to this Agreement.

25.

Any article, section, subsection or other subdivision of this Agreement or any other provisions of this Agreement which is or becomes illegal, invalid or unenforceable shall be severed herefrom and shall not affect or impair the remaining provisions thereof, which provisions shall otherwise remain in full force and effect.

26.

All amounts in this Agreement are stated in US dollars but shall be payable to Mr. Neemeh in Canadian dollars consistent with the Company’s past practices. Mr. Neemeh understands, agrees and acknowledges that the Company shall not be responsible for any diminution of the conversion rate on any payment date, as the case may be.

27.	This Agreement is the full agreement of the parties and may not be modified except in writing and executed by all parties.

28.	The present Agreement shall be interpreted and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable herein.

29.

Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the Province of Quebec, district of Montreal and, by execution and delivery of this Agreement, Mr. Neemeh and the Company irrevocably consent to the jurisdiction of those courts.

30.

This Agreement may be executed in one or more counterparts (including by email or facsimile), each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

31.	This Agreement constitutes a transaction between the parties in accordance with Sections 2631 and following of the Civil Code of Quebec.

32.

The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente entente et les documents qui y sont liés soient rédigés en anglais seulement.

IN WITNESS THEREOF, the parties have signed:

In Laval, on the 13 day of December, 2021	In Dorval, on the 8th day of December, 2021
RGA LIFE REINSURANCE COMPANY OF CANADA

Per:	/s/ Tom Sakoulas	/s/ Alain Neemeh
	Tom Sakoulas, Head of Human Resources	Alain Neemeh

Intervening:

In Kansas City, Missouri, on the 14th day of December, 2021
REINSURANCE GROUP OF AMERICA, INCORPORATED

Per:	/s/ Gay Burns
Gay Burns, Executive Vice-President and Chief Human Resources Officer